EXHIBIT 10.35

Contract No.: (2005) Guan Chang Zi No. 015

Factory Lease Agreement

Party A (Lessor): Shenzhen Wanyinglong Investment Co., Ltd.
Party B (Lessee): Winner Industries (Shenzhen) Co., Ltd.

Party A and Party B have reached the following agreement concerning the lease of the factory in Silicon Valley Power & Automobile Electronic Pioneer Park through friendly negotiation:

I.	Location of Factory
1.
Party A agrees to lease the factory (“Factory”) located at 3nd and 4th floor, Building A6, Silicon Valley Power & Automobile Electronic Pioneer Park (“Industrial Park”), Zhangqi Road, Guanlan, Bao’an to Party B for production and management purpose.

II.	Area of Factory
2.	The constructed area of the Factory is 3176 square meters.

III.	Lease Term and Delivery Day
3.	The lease term is from August 12th 2005 to August 11th 2008.

4.	The delivery date for the Factory is August 12th 2005.

IV.	Rental and Increase Rate
5.	The rental is calculated according to the constructed area and is collectable from September 11th 2005.

6.	Rental and Increase Rate
6.1	The rental is RMB 12.8 yuan/m2 per month. The total rental is RMB 40,652.8 yuan per month. Party B shall pay the rental for the first month upon signing this Agreement.
6.2	The monthly rental will be increased by 5% per year from August 12th 2006.
6.3	The rental shall be paid monthly before the 5th day of each month.

V.	Deposit
7.
Party B shall pay the deposit equivalent to rental for two months which is RMB 81,305.6 yuan and deposit for electricity and water fee which is RMB 10,000 yuan upon signing this Agreement. The deposit will be returned to Party A upon termination of this Agreement without interest.

VI.	Realty Management and Realty Management Services Fee
8.
The Factory will be managed by Party A or the realty management company appointed by Party A. Party B shall pay the realty management services fee at RMB 1.5 yuan/m2 per month. The realty service covers: maintenance and repair of the property and facilities, cleaning, fire prevention, garbage collection, security etc.

9.
Party B shall pay the service fee for two months which is RMB 9,528 yuan as service fee deposit and the service fee for the first month of RMB 4,764 yuan. The service fee deposit will be returned to Party B upon termination of this Agreement without interest.

10.	The service fee shall be paid by Party B monthly at the 5th day of each month, together with the rental, electricity and water fee etc.

VII.	Other Fees
11.	Party B shall pay the electricity and water fee in time.

12.	Party B shall bear the cost for decoration of the Factory, including the connection and use fee for electricity, water, fire prevention facility, communication, elevator, air conditioning, sewage etc.

13.	Party B shall pay the electricity and water fee in accordance with the municipal standard.

14.	Party B shall pay RMB 2000 yuan per month for the use of the elevator equipped by Party A, which is collectable from August 12th 2005 and together with the rental.

VIII.	Delivery of Factory
15.
Party A shall connect the Factory with the 200 KVA transformer, water and fire prevention facility. Party B shall be responsible for the internal electricity, water, fire prevention facility, communication, elevator, air conditioning, sewage of the Factory.

16.	The rental-free decoration period is 30 days from August 12th 2005 to September 10th 2005.

17.	Party B shall pay the realty management service fee, electricity and water fee for the rental-free decoration period.

18.
Party B shall submit the blueprint and other materials for the decoration to Party A 5 days before the decoration work. The written approval by Party A and necessary authorities shall be obtained for the decoration.

19.
The written approval by Party A and the realty management company shall be obtained for the decoration affecting the outside billboard or the connection port of the electricity, water and other facilities of the Factory.

20.	Party A, the realty management company and necessary authority shall examine the decoration for acceptance after completion of the decoration work.

IX.	Rights and Obligations of Party A
21.	Party A shall deliver the Factory to Party B in accordance with this Agreement and shall be responsible for the maintenance of the main structure of the Factory.

22.	Party A is entitled to rename the Industrial Park at any time without any compensation to Party B but Party A shall inform Party B in advance.

23.	Party A or the realty management company is in charge of the administration of the Industrial Park.

24.
Party A or the realty management company is entitled to enter into the Factory to supervise the use of the Factory by Party B provided prior written notification is served and no hindrance is caused to the normal operation of Party B.

25.	Party A is entitled to introduce other potential lessee to inspect the Factory within 3 months before the expiry of the lease provided prior notification is served.

26.	Party A shall handle the complaint by Party B concerning the realty services.

27.	Party A shall not interfere with the normal and lawful operation by Party B.

28.
Party A is entitled to add new pipe or other facilities to the Factory provided a 7 day prior notification is served. In case that such newly-added facility has negative impact on Party B, Party B’s consent shall be obtained.

29.	In case of transfer of ownership of the Factory, Party A shall notify Party B in advance. Party A shall be responsible for any negative impact on Party B due to such transfer.

X.	Rights and Obligations of Party B
30.	Party B has the full right to use the Factory in accordance with this Agreement, Realty Management Service Agreement and Rules of the Industrial Park.

31.	Party B shall pay special attention to fire prevention work and shall bear the relevant responsibility for negligence.

32.	Party B shall use the Factory and accessory facilities properly and shall repair any damage caused by improper use.

33.	Party B shall not open its own refectory in the Industrial Park. Party B may use the refectory service provided by Party A or other company appointed by Party A.

34.	The industrial waste shall be collected / purchased by the company appointed by Party A.

35.
Party B shall apply in writing for renew of the lease 3 months before the expiry of the lease term. Party A shall give written response to Party B’s application within 15 days. The new lease agreement shall be signed within 2 months before the expiry of this Agreement.

36.
Party B shall not transfer, donate, sublease or mortgage the use right of the Factory without the written approval by Party A otherwise Party A is entitled to terminate this Agreement or double the rental.

37.	Party B shall not store the hazardous materials in the Factory.

38.	Party B shall purchase the insurance for the property within the Factory at its own cost.

XI.	Responsibilities of Party A
39.	Party A undertakes it has ownership of and the right to lease the Factory and deliver the Factory in time.

40.
Party A shall repair any damage to the main structure of the Factory due to natural reasons or Party A’s fault. If Party B is forced to cease its operation during the repair period, Party A shall not charge the rental and property service fee.

41.	Party A shall assist Party B in obtaining all necessary license and permit.

42.	Party B has the priority to lease the Factory upon expiry of lease term under the same conditions.

XII.	Responsibilities of Party B
43.
Party B shall provide Party A with all lawful materials for its production and operation upon signing of this Agreement. Party B shall obtain all other necessary documentations concerning the fire prevention, environment protection and sanitary requirement within 1 year.

44.	All disputes arising from the business of Party B shall be settled by Party B. Party B shall not mortgage or pledge the Factory.

45.	Party B shall be responsible for the decoration to the Factory at its own cost and shall be responsible for the relevant fire prevention and environment protection issues.

46.
Party B shall report any damages to the Factory and its facilities to the realty management company and Party A. Party B shall be responsible for any loss due to improper repair or usage or delay in report.

47.	Party B may lease the dormitory from Party A according to its own need. The expiry date of the lease of the dormitory shall be the same of the expiry date of the lease under this Agreement.

XIII.	Breach of Contract
48.
In case of termination of this Agreement by Party A in accordance with Article 55, Party B shall be liable for breach of contract and shall pay the compensation equivalent to the deposit and compensate for all other losses of Party A. All decorations shall belong to Party A under such circumstances.

49.	Party B shall pay a late fee equivalent to 0.5% of the overdue rental or other payables each day.

50.
In case of breach of contract by Party B, Party A may authorize the realty management company to impose punishments upon Party B such as demand to correct its action, claim for compensation etc. In case that Party B fails to pay the rental until 15th day of the month, Party A is entitled to cut out all services such as electricity and water etc.

51.	In case that Party B intends to terminate this Agreement before expiry and fails to give 3-month prior notification to Party A, the deposit will not be returned.

XIV.	Force Majeure
52.
In case that the Factory cannot be delivered to Party B due to force majeure, the delivery day will be postponed accordingly. In case of damage or loss of the Factory due to force majeure, each Party shall be responsible for its own loss and this Agreement will not be extended.

XV.	Amendment and Termination
53.	Any amendment, supplement or revise to this Agreement shall be agreed by both Parties in writing.

54.
This Agreement may be terminated by both Parties. In case of damage or loss of the Factory which cannot be used for over 6 months due to force majeure, any Party is entitled to terminate this Agreement. Party A shall return the deposit (free of interest) to Party B and neither Party shall pay any compensation under such circumstance.

55.	This Agreement may be terminated through friendly consultation by both Parties provided a 3-month prior written notification shall be served to the other Party.

56.	Party A is entitled to terminate this Agreement in case that:
56.1	Party B fails to accept the Factory upon delivery;
56.2	Party B fails to pay the deposit upon delivery;
56.3	Party B moves out of the Factory without proper procedures;
56.4	Party B transfers, donates, subleases or mortgages the usage right of the Factory without the written approval by Party A;
56.5	Party B violates the Property Management Rules, fire prevention rules or national laws and regulations and refuses to correct.
56.6	Party B delays the payment of rental and fails to pay the rental within the period specified by Party A, or fails to pay the rental and other fees until 15th day of the month.
56.7	Party B stores hazardous materials in the Factory;
56.8	Party B damages the main structure of the Factory.

Party A shall give one month prior notification to Party B in case of termination of this Agreement in accordance with this clause.

57.	Party B is entitled to terminate this Agreement in case that:
57.1	Party A fails to deliver the Factory 3 months after the agreed delivery date without justifiable reasons.
57.2	The Factory cannot be used for over 3 months due to damages caused by natural reasons or Party A’s fault and Party A refuses to repair.

Party B shall give one month prior notification to Party A in case of termination of this Agreement in accordance with this clause.

57.	Both Parties shall sign the written agreement to terminate this Agreement, or the Party intends to terminate this Agreement unilaterally shall notify the other Party in writing.

XVI.	Termination
59.	This Agreement shall be terminated once the lease term expires or it is terminated by the Party.

60.	Party B shall clean the Factory and ask Party A to examine and accept the Factory upon the termination of this Agreement.

61.	Party A may dispose of the property of Party B which is left in the Factory after termination of the lease term if Party B fails to move out of the Factory in time.

XVII.	Dispute Settlement
62.	Any dispute arising from this Agreement shall be submitted to Shenzhen Arbitration Commission for arbitration. The arbitration award is final.

XVIII.	Notification
63.	Notification under this Agreement shall be done in writing.

64.	Any change of address shall be notified to the other Party within 10 days.

65.	The notification sent by Party A to Party B can also be carried out by means of notice put up at the place of Factory.

XIX.	Miscellaneous
66.	Both Parties shall not disclose this Agreement to the public.

67.	The justifiable reasons for delay in delivery of Factory by Party A include force majeure, delay in provision of accessory equipments, governmental act etc.

68.	The attachments and supplementary agreements are integral parts to this Agreement.

69.	This Agreement becomes effective once it is signed by both Parties. This Agreement has 2 originals and each Party shall retain 1 original.

Party A (official seal): Shenzhen Wanyinglong Investment Co., Ltd.
Legal Representative (Authorized Representative): Xiaolu Liang
August 12th 2005

Party B (official seal): Winner Industries (Shenzhen) Co., Ltd.
Legal Representative: Jianquan Li